Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Thomas Melito Vice President - Treasurer (972) 409-1527

Michaels Stores, Inc. Reports Holiday Sales Results

— To Launch Refinance of Senior Secured Term Loan Facility —

IRVING, Texas — January 17, 2013 — Michaels Stores, Inc. (the “Company”) announced net sales for November and December fiscal periods were $1.164 billion, a 4.6% increase over the same period last year. Same-store sales for the two month period increased 2.4%.

On November 1, 2012, the Company redeemed the remainder of its outstanding 13% Subordinated Discount Notes. In addition, during the fourth quarter, the Company prepaid the remaining $292 million of its B-1 Term Loans under its Senior Secured Term Loan Facility using available cash and its Asset-Based Revolving Credit Facility.

As of December 29, 2012, the Company had approximately $118 million in cash and $3.02 billion of debt including $125 million outstanding on its revolving credit facility.

As a reminder, the Company plans to release its fourth quarter results on Thursday, March 21, 2013, and will conduct a conference call at 8:00 a.m. CT on that date. Those who wish to participate in the call may do so by dialing 866-425-6198, conference ID# 36219948. The conference call will also be webcast at www.michaels.com. To listen to the live call, please go to the website at least 15 minutes early to register and download any necessary audio software. The webcast will be accessible for 30 days after the call.

Michaels Stores, Inc. is North America’s largest specialty retailer of arts, crafts, framing, floral, wall décor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of January 16, 2013, the Company owns and operates 1,100 Michaels stores in 49 states and Canada, and 126 Aaron Brothers stores.

Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Those risks are described in the Company’s public announcements, reports to stockholders and our other filings with the Securities and Exchange Commission. We intend these forward-looking statements to speak only as of the time of this release and do not undertake to update or revise them as more information becomes available.

This press release is also available on the Michaels Stores, Inc. website (www.michaels.com).

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063

(972) 409-1300